                                                                    EXHIBIT 11.1

                             THE WARNACO GROUP INC.
                     CALCULATION OF INCOME PER COMMON SHARE

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
                                                                 FOR THE                     FOR THE
                                                             QUARTER ENDED              SIX MONTHS ENDED
                                                          -------------------          ---------------------
                                                          JULY 8,     JULY 9,          JULY 8,       JULY 9,
                                                           1995         1994            1995          1994
                                                          ------       ------          -------       -------
                                                                   (IN THOUSANDS EXCEPT SHARE DATA)

Net income..........................................      $9,265       $9,086(1)       $19,885       $18,047(1)
                                                          ------       ------          -------       -------
                                                          ------       ------          -------       -------

Weighted average number of shares outstanding during
  the period........................................  37,499,492   38,435,644      37,499,492    37,609,920
Add: common equivalent shares using the treasury
  stock method......................................   4,789,822    3,235,476       4,486,455     3,104,824
Less: treasury stock................................    (286,600)        --          (286,600)          --
                                                      ----------   ----------      ----------    ----------
Weighted average number of shares...................  42,002,714   41,671,120      41,699,347    40,714,744
                                                      ----------   ----------      ----------    ----------
                                                      ----------   ----------      ----------    ----------
 Net income per share................................    $0.22        $0.22(1)        $0.48        $0.44(1)
                                                         -----        -----           -----        -----
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(1) Net  income  and net  income per  share  before the  loss on  the California earthquake and after a pro forma provision for income taxes at an  effective income  tax rate of 38% was $6.098 or $0.15 per share for the second quarter of fiscal 1994 and $13,979  or $0.34 per share for  the first six months  of fiscal 1994.